Exhibit 10.2

[Letterhead of CF Industries Holdings, Inc.]

July 19, 2018

[Participant]
[Address]

Re: Non-Qualified Stock Option Award Agreement Amendment

Dear [Participant]:

The Board of Directors of CF Industries Holdings, Inc. (the “Company”) has recently approved an amendment to the terms of your outstanding stock options previously granted to you pursuant to the Company’s equity plans.

The amendment would give you the ability to satisfy the tax withholding obligation that you will incur upon the exercise of your options in one of three ways:

•	by providing the Company with a cash payment at the time of exercise in an amount determined by applying the statutory minimum rate of withholding;

•	by electing to have shares withheld by the Company at the time of exercise, with the number of shares to be withheld determined by applying the same statutory minimum rate of withholding; or

•
by electing to have shares withheld by the Company at the time of exercise, with the number of shares to be withheld determined by instead applying the lesser of the maximum statutory tax rate applicable to you or the amount of withholding determined on the basis of your most recent U.S. Form W-4 (or other local country equivalent) provided to the Company.

Previously, before this amendment, your stock option award agreements only gave you the first two alternatives listed above. The advantage for you of this new third alternative is that the rate to be applied may be higher than the statutory minimum withholding rate, permitting you to satisfy more of your ultimate tax obligation through the use of withheld shares as opposed to having to use your personal cash resources for this purpose. Depending on your personal tax situation, you may or may not have a higher withholding rate under the third alternative, but this amendment gives you an additional choice that you may wish to use if it would be beneficial for you.

[Participant]
July 19, 2018

The amendment would also add this third alternative to the “automatic exercise” feature of your stock options. (This automatic exercise feature is essentially a “fail-safe,” protecting you against certain situations where your stock options are “in the money,” and approaching the end of their term, in order to ensure that your options are exercised for your benefit before they would otherwise expire.)

Accordingly, if you countersign and return this letter agreement, each of your outstanding stock option award agreements will be amended to include the provisions set forth on Exhibit A in lieu of the current tax withholding provisions set forth in your agreements and the provisions set forth on Exhibit B in lieu of the current “automatic exercise” provisions set forth in your agreements.

The provisions set forth in Exhibits A and B hereto are incorporated by reference and made part of each of your stock option award agreements (collectively, your “Amended Award Agreements”). Except as specifically amended by this letter agreement, each of your Amended Award Agreements otherwise remains in force and effect in accordance with its current terms.

This letter agreement and the terms of the Amended Award Agreements and the Company equity plans under which the Amended Award Agreements were granted contain the entire understanding between you and the Company on the subject matter of this letter agreement, and there are no other agreements or understandings between you and the Company with respect to the subject matter of this letter agreement. No alteration of modification of this letter agreement shall be valid except by a subsequent written instrument executed by you and the Company.

Please confirm your agreement with the content of this letter agreement by countersigning and returning a copy of this letter to me.

If you have any questions regarding this letter agreement or your Amended Award Agreements, please call me at (847) 405-2510.

Sincerely,

Susan L. Menzel
Senior Vice President,
Human Resources

_______________________    Date: ________________
[Participant]

Exhibit A

Amended Tax Withholding Provision

“The Company or a Subsidiary shall withhold all applicable taxes or other amounts required by law from all amounts paid or delivered in respect of the Option. The Optionee may satisfy the withholding obligation by electing to pay the amount of any taxes in cash or by having the Company or applicable subsidiary withhold shares from the Exercised Shares to satisfy the obligation in full or in part. If shares are withheld, such shares shall have a Fair Market Value equal to (a) the minimum statutory amount required to be withheld or, if the Optionee so elects, (b) such greater amount equal to the lesser of (1) the amount permitted to be withheld based on the maximum statutory tax rate applicable to the Optionee in all relevant jurisdictions or (2) the withholding amount determined on the basis of the Optionee’s most recent U.S. Form W-4 (or other local country equivalent) provided to the Company, in all cases reduced by the amount of any withholding obligation the Optionee satisfies by cash payment to the Company. The number of shares used to satisfy any withholding obligation shall be rounded up to the nearest whole number of shares as necessary to avoid fractional shares, with any excess amount refunded in cash to the Optionee. [Additional Language (United Kingdom Only): Optionee agrees to indemnify the Company and any other members of the Group for any tax or social security contributions for which the Optionee is liable but for which the Company or such other member of the Group is required to pay on the Optionee’s behalf in connection with the Option or any shares issued pursuant to the Option granted under this Award Agreement.]”

Exhibit B

Amended Automatic Exercise Provision

“Notwithstanding any other provision of this Agreement, if as of the last trading day prior to the earlier of (i) the Term/Expiration Date or [Alternative A (North America): (ii) the fourth anniversary of the date of Optionee’s Special Retirement (if the Option was granted on or after March 3, 2014) or Ordinary Retirement, the Option has not been exercised] [Alternative B (United Kingdom): (ii) if the Committee so determines, the fourth anniversary of the date of Optionee’s retirement, the Option has not been exercised] and the then Fair Market Value of a share exceeds the per share exercise price by at least $.01 (such expiring portion of the option that is so “in-the-money,” an “Auto-Exercise Eligible Option”), Optionee will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) in accordance with the provisions of this paragraph. In the event of an automatic exercise pursuant to this paragraph, the Company will reduce the number of Exercised Shares issued to Optionee upon such automatic exercise of the Auto-Exercise Eligible Option by a number of Exercised Shares having a Fair Market Value equal to the aggregate exercise price for such Exercised Shares in order to satisfy the aggregated exercise price obligation for the Auto-Exercise Eligible Option. Further, the Company shall reduce the number of Exercised Shares issued to the Optionee by that number of Exercised Shares having an aggregate Fair Market Value equal to the minimum statutory tax withholding obligation arising upon the automatic exercise. The number of shares so held back shall be rounded up to the nearest whole number as necessary to avoid fractional shares and any excess amount held back shall be refunded in cash to Optionee. The foregoing notwithstanding, Optionee may notify the Company, in writing, in advance, that (x) the Optionee elects that if shares are withheld, such shares shall have a Fair Market Value equal to such greater amount equal to the lesser of (1) the amount permitted to be withheld based on the maximum statutory tax rate applicable to the Optionee in all relevant jurisdictions or (2) the withholding amount determined on the basis of the Optionee’s most recent U.S. Form W-4 (or other local country equivalent) provided to the Company, (y) Optionee wishes to satisfy the aggregated exercise price obligation and/or the minimum statutory tax withholding obligation in whole or in part through payment in cash rather than through reduction in the number of Exercised Shares issued to Optionee or, alternatively, (z) that Optionee does not wish for the Auto-Exercise Eligible Option to be exercised at all. In its discretion, the Company may determine to cease automatically exercising options, including the Option, at any time.”